Exhibit 99.1

National Bank Holdings Corporation Appoints New Board Director

Company Release – July 22, 2021

DENVER. - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors appointed Patrick Sobers as a director of the Company, effective August 1, 2021.

Mr. Sobers previously served as the EVP, Head of Business and Consumer Banking for NBH Bank.  He has also been a member of NBH Bank’s board of directors since 2017.  Mr. Sobers has over 30 years of experience in the financial services industry.  Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including: the Southeast Region’s Consumer Banking Executive; Customer Service and Solutions Executive; Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. Mr. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. He is currently a member of the Foundation Board of the Moffitt Cancer Center, and he is the Treasurer for Third Way Center, as well as a member of its Board.

Tim Laney, the Company’s Chairman, President and Chief Executive Officer, said, “We are excited to have Patrick join our Board and continue his active engagement with our organization.  His strong banking experience and commitment to community building will be an asset for our organization.”

“I am honored to have the opportunity to continue with NBH in a new role as a director of the holding company,” Mr. Sobers said.  “I look forward to furthering NBH’s commitment to investing in its clients, communities and associates with the goal of making meaningful and lasting impact.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to stakeholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 82 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah and New Mexico. Its comprehensive residential mortgage banking group primarily serves the bank's core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado and Community Banks Mortgage, a division of NBH Bank, in Colorado, Bank Midwest and Bank Midwest Mortgage in Kansas and Missouri, and Hillcrest Bank and Hillcrest Bank Mortgage in Texas, Utah and New Mexico. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors: Media:

Aldis Birkans, 720-554-6640 Jody Soper, 303-784-5925

Chief Financial Officer Chief Marketing Officer

ir@nationalbankholdings.com Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation